Exhibit 99.1

ACHILLION ANNOUNCES LICENSE AGREEMENT FOR ELVUCITABINE DEVELOPMENT IN CHINA

NEW HAVEN, Conn. (February 1, 2010) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today announced the execution of a license agreement for elvucitabine, the Company’s nucleoside reverse transcriptase inhibitor (NRTI) for the treatment of both hepatitis B virus (HBV) infection and human immunodeficiency virus (HIV) infection with GCA Therapeutics, Ltd. (GCAT) of Jersey City, New Jersey. The exclusive license grants GCAT the right, through its Chinese joint venture with Tianjing Institute of Pharmaceutical Research, to clinically develop and commercialize elvucitabine in mainland China, Hong Kong, and Taiwan. In Phase 2 clinical trials elvucitabine has demonstrated to be safe and well tolerated and to be efficacious in both HBV and HIV infected patients.

Under the terms of the agreement, GCAT, through a sublicense agreement with its Chinese joint venture, T & T Pharma Co., Ltd., formed with Tianjing Institute of Pharmaceutical Research (TIPR), will assume all development and regulatory responsibility and associated costs for elvucitabine, and Achillion will be eligible to receive development milestones and double-digit royalties on net sales in those territories.

“GCAT and the TIPR have a demonstrated track record of successfully developing therapeutics for these large Asian markets and we are quite pleased to enter this license agreement with them for China,” said Michael D. Kishbauch, President and Chief Executive Officer of Achillion. “This license is the first of a series of agreements we expect will allow elvucitabine to reach a large global market of patients with chronic HBV infection. With the addition of its demonstrated anti-HIV activity, elvucitabine can be an important compound for worldwide populations where therapies are currently unavailable and there remains significant demand for infectious disease products.”

Dr. C. Mark Tang, Chairman of GCAT, said, “We are very excited about the potential benefits of this product for HBV patients, especially given the potential market size in China, where HBV is quite prevalent and remains an unmet medical need. With potentially a significant percentage of the population infected with HBV in these territories, we believe the market potential for elvucitabine in China is large. We look forward to a productive and profitable collaboration between Achillion, GCAT and our distinguished Chinese joint venture partner, TIPR.”

About Elvucitabine

Elvucitabine is an L-cytosine nucleoside analog reverse transcriptase inhibitor (NRTI) that has clinically demonstrated potent antiviral activity against both HBV and HIV, including strains resistant to other NRTIs. NRTIs are the predominant class of drugs for use in HIV combination therapy and are frequently prescribed given their established potency, favorable short and long-term safety profile and fewer and less severe adverse side effects. Clinical and pre-clinical data collected to date indicate that elvucitabine can be dosed as a 10 mg pill once daily and may be used in combination therapy. In addition, the L-nucleoside configuration of the compound may provide protection against mitochondrial toxicity, a serious side effect often seen with D-nucleosides. Finally, elvucitabine has been demonstrated to have a longer half-life than other approved NRTIs, providing a potential barrier to the emergence of drug resistance in patients who are less than perfectly compliant.

In Phase 2 studies against HBV, elvucitabine has been demonstrated to be safe and well-tolerated and to provide potent anti-HBV activity over a 12-week treatment period, similar to comparator 3TC (lamivudine) in patients infected with chronic HBV. At once-daily doses of 5-20 mg, elvucitabine was well-tolerated and demonstrated a safety profile comparable to 3TC for both incidence and severity of adverse events.

In Phase 2 studies against HIV, elvucitabine has been demonstrated to be safe, well-tolerated and efficacious with a once daily 10 mg dose, when compared to 3TC (lamivudine), in a standard triple-combination regimen. Trial results at up to 96 weeks demonstrated that elvucitabine had a substantial anti-viral effect similar to 3TC, with a mean change in

HIV-RNA from base-line in the elvucitabine treatment group of -3.0 log10 (+0.55) vs. -3.2 log10 (+ 0.6) in the 3TC treatment group in the as-treated patient analysis. In the elvucitabine-treated group, 96% of patients reached undetectable viral load, defined as achieving fewer than 50 copies/ml after 48 weeks of therapy, compared to 97% in the 3TC group. Elvucitabine was well-tolerated and demonstrated a safety profile comparable to 3TC for both incidence and severity of adverse events.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease –hepatitis C, resistant bacterial infections and HIV. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

About GCAT

Founded by U.S. trained Chinese professionals and veterans in both finance and pharmaceuticals and based in New Jersey, GCA Therapeutics, Ltd (GCAT, www.gcatherapeutics.com) is a specialty pharmaceuticals company focusing on licensing western technologies and products to be developed and marketed in China exclusively for the benefits of the Chinese population.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the potency, safety and other characteristics of elvucitabine and Achillion’s and GCA’s expectations regarding timing and duration of other clinical trials. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: uncertainties relating to results of clinical trials, unexpected regulatory actions or delays, and Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

ACHN-G

Company Contact: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com C. Mark Tang, Ph.D. GCA Therapeutics, Ltd. cmtang@gcatherapeutics.com

Investors:

Anne Marie Fields

Lippert/Heilshorn & Associates, Inc.

Tel. (212) 838-3777

afields@lhai.com

Bruce Voss

Lippert/Heilshorn & Associates, Inc. Tel. (201) 882-3332

Tel. (310) 691-7100

bvoss@lhai.com

Media:

Megan Rusnack

Lippert/Heilshorn & Associates, Inc.

Tel. (212) 838-3777

mrusnack@lhai.com

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